Exhibit 99.1

For Immediate Release	CONTACT: Alan E. Wiley Telephone: (210) 524-6690 Email: awiley@ecca.com

Eye Care Centers of America, Inc. Files Registration Statement for Proposed Initial
Public Offering of Income Units and Senior Subordinated Notes

     San Antonio, TX (May 6, 2004) Eye Care Centers of America, Inc. (the “Company”) announced today that it filed a registration statement with the Securities and Exchange Commission (the “SEC”) for an initial public offering by the Company of Income Units (“IUs”) representing shares of the Company’s class A common stock and senior subordinated notes, and an offering of a separate issue of senior subordinated notes having the same terms as the senior subordinated notes represented by the IUs (together, the “Offering”).

     The Company expects to use the proceeds from the Offering, together with available cash, to (i) repay all outstanding loans under its existing credit facility, (ii) redeem all of its outstanding 9 1/8% senior subordinated notes and floating rate subordinated term securities, (iii) redeem all of its outstanding preferred stock and (iv) repurchase shares of common stock from its existing shareholders.

     Banc of America Securities LLC and Merrill Lynch & Co. serve as lead underwriters and joint book-running managers for the Offering. Citigroup Global Markets Inc. and Lehman Brothers Inc. will serve as lead managers for the Offering.

     A preliminary prospectus for the Offering is not currently available. When available, interested persons may obtain a copy of the preliminary prospectus from Banc of America Securities LLC, 9 West 57th Street, New York, New York 10019 or Merrill Lynch & Co., 4 World Financial Center, New York, NY 10080. A free copy of the final prospectus, once available, and other documents filed by the Company with the SEC are available at the SEC’s web site at http://www.sec.gov.

     A registration statement relating to the securities to be issued in the Offering has been filed with the SEC but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

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About the Company

     The Company is the third largest optical retail chain as measured by net revenues and the largest company focused solely on the optical retail sector in the United States. The Company currently operates 374 stores in 33 states, offering a broad assortment of high quality branded, private label and non-branded eyeglasses and other eyecare products. The Company’s stores are located primarily in the Southwest, Midwest and Southeast, along the Gulf Coast and Atlantic Coast and in the Pacific Northwest regions of the United States.

Forward Looking Statements

     The statements in this news release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in previous Eye Care Centers of America, Inc. filings with the SEC. Any such forward-looking statements should be considered in connection with the Company’s Annual Report on Form-10K for the fiscal year ended December 27, 2003 and other reports on file with the SEC. The Company does not undertake to update any forward-looking statements in this news release or with respect to matters described herein.

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